EXHIBIT 99

         Viad Corp Announces Fourth Quarter and Full Year 2004 Results


    PHOENIX--(BUSINESS WIRE)--Feb. 4, 2005--Viad Corp (NYSE:VVI):

    Fourth Quarter Loss from Continuing Operations of $0.31 per Share; $0.27 Loss from Continuing Operations per Share Before Non-Cash
Impairment Loss of $0.04 per Share

    Full Year Loss from Continuing Operations of $2.68 per Share;
$1.07 Income from Continuing Operations per Share Before Non-Cash
Impairment Losses of $3.75 per Share

    Viad Corp (NYSE:VVI) today announced fourth quarter 2004 revenue of $152.0 million, segment operating loss of $4.8 million, and a loss from continuing operations of $6.8 million, or $0.31 per diluted share. Net loss for the quarter, including income from discontinued operations of $2.3 million, or $0.10 per share, was $4.5 million, or $0.21 per share. The fourth quarter loss included a non-cash impairment charge of $776,000 (after-tax), or $0.04 per share, resulting from the valuation of Exhibitgroup's trademark intangible asset that was completed during the quarter. Viad's loss from continuing operations before impairment loss was $6.0 million, or $0.27 per share, in line with Viad's prior guidance. Fourth quarter results also reflect the seasonally slow fourth quarter for GES and the Travel and Recreation Services segment.
    Full year 2004 revenue was $785.5 million, segment operating income was $53.8 million and loss from continuing operations was $58.3 million, or $2.68 per diluted share, which includes non-cash charges for goodwill and intangible asset impairment of $81.6 million, after-tax, or $3.75 per share. Income from continuing operations before impairment losses was $23.3 million, or $1.07 per share in line with prior guidance of $1.04 to $1.10 per share, as compared to $21.1 million, or $0.97 per share in 2003. Net loss, including impairment charges and income from discontinued operations was $56.0 million, or $2.58 per share.
    Robert H. Bohannon, chairman, president and chief executive officer said, "Despite several challenges in 2004, we realized growth of over 10 percent in full-year income from continuing operations before impairment losses. We also realized overall improvement in revenue and segment operating income, driven by a strong rebound in the Travel and Recreation Services segment and good top-line growth at GES. Poor results at Exhibitgroup, however, dampened overall growth."

    Non-Cash Goodwill and Intangible Asset Impairment Charges

    Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," requires companies to test goodwill and certain intangible assets for impairment on an annual basis. Impairment testing is also required between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount.
    During the third quarter 2004, Exhibitgroup's operating results were affected by a significant reduction in revenue from new exhibit construction that caused management to reduce its outlook for the full year. As a result of this potential impairment indicator, Viad performed an interim goodwill impairment test for the Exhibitgroup reporting unit in connection with the preparation of its third quarter 2004 financial statements. Based on this interim testing, management concluded that a goodwill impairment loss was necessary and that a trademark intangible impairment loss was probable. Accordingly, during the third quarter, Viad recorded a charge of $80.4 million ($76.6 million after-tax), representing the entire carrying amount of Exhibitgroup's goodwill, and a charge of $7.0 million ($4.2 million after-tax) representing management's preliminary estimate of the trademark's impairment. Management finalized the valuation of the trademark during the fourth quarter and recorded an additional impairment charge of $1.3 million ($776,000 after-tax), resulting in a remaining trademark book value of $4.6 million.

    Discontinued Operations

    During the fourth quarter, Viad recorded income from discontinued operations of $2.3 million, or $0.10 per share. This income related to tax matters associated with sold operations, primarily favorable foreign tax settlements.

    Fourth Quarter and Full Year 2004 Financial Highlights

    Highlights of the 2004 fourth quarter and full year, compared to fourth quarter and full year 2003 results, are presented below.



                                           Q4 2004   Q4 2003  Change
                                          ---------- ------- ---------
                                            ($ in millions)
Revenue                                      $152.0  $143.9       5.6%
Segment operating (loss) income               $(4.8)   $0.2        NM
Operating margins (a)                          -3.2%    0.1%  -330 bps
(Loss) income from continuing operations
 before impairment losses (b)                 $(6.0)   $0.2        NM
(Loss) income from continuing operations      $(6.8)   $0.2        NM
Net (loss) income                             $(4.5)   $0.2        NM
Adjusted EBITDA (b)                           $(3.6)   $6.1    -158.9%
Cash from operations                           $3.9  $(14.9)    126.3%
Free cash flow (b)                            $(3.1) $(20.4)     85.0%


                                               2004     2003   Change
                                            --------- ------- --------
                                              ($ in millions)
Revenue                                       $785.5  $770.5      2.0%
Segment operating income                       $53.8   $51.2      5.1%
Operating margins (a)                           6.9%    6.6%   30 bps
Income from continuing operations before
 impairment losses (b)                         $23.3   $21.1     10.3%
(Loss) income from continuing operations      $(58.3)  $21.1       NM
Net (loss) income                             $(56.0)  $21.1       NM
Adjusted EBITDA (b)                            $59.8   $63.9     -6.4%
Cash from operations                           $35.7   $24.5     45.7%
Free cash flow (b)                             $19.5    $9.0    116.9%

   (a) For operating margins, the change from the prior year period is presented in basis points.
   (b) Income before impairment losses is defined by Viad as income from continuing operations before after-tax impairment charges related to goodwill and intangible assets. Adjusted EBITDA is defined by Viad as net income before interest expense, income taxes, depreciation and amortization, goodwill and intangible asset impairments, changes in accounting principles and the effects of discontinued operations. Free cash flow is defined by Viad as net cash provided by operating activities minus capital expenditures and dividends. Income from continuing operations before impairment losses, Adjusted EBITDA and free cash flow are supplemental to results presented under accounting principles generally accepted in the United States of America (GAAP) and may not be comparable to similarly titled measures presented by other companies.

   These non-GAAP measures are used by management to facilitate period-to-period comparisons and analysis of Viad's operating performance and liquidity. Free cash flow is also used by management to assess the company's ability to service debt, fund capital expenditures and finance growth. Management believes these non-GAAP measures are useful to investors in benchmarking and trending the performance and value of Viad's business. These non-GAAP measures should be considered in addition to, but not as a substitute for, other similar measures reported in accordance with GAAP. See Table Two for a reconciliation of income from continuing operations to income from continuing operations before impairment losses, net income to Adjusted EBITDA, and of net cash provided by operating activities to free cash flow.

NM = Not meaningful


    At the end of the fourth quarter 2004:

    --  Cash and cash equivalents were $115.1 million.

    --  Debt totaled $21.1 million, with a debt-to-capital ratio of
        5.7 percent.

    GES Exposition Services (GES)

    GES' revenue for the fourth quarter 2004 was $98.4 million, up $11.3 million or 12.9 percent from $87.1 million in the fourth quarter 2003. Segment operating loss was $3.0 million as compared to a loss of $2.2 million in 2003. Fourth quarter 2004 results reflect an increase in incentive accruals as a result of better than expected performance. For the 2004 full year, GES' revenue was $540.1 million, up $41.4 million or 8.3 percent from 2003 revenue of $498.7 million. Full year segment operating income increased $3.1 million or 7.7 percent to $43.3 million and operating margins were 8.0 percent as compared to
8.1 percent in 2003.
    Bohannon said, "The fourth quarter and full year revenue improvement was driven mainly by terrific growth in GES' Products and Services group. Positive show rotation revenue of roughly $10 million also benefited the full year, while the fourth quarter was relatively flat from a rotational standpoint. We're very pleased with GES' strong top-line growth, especially given the modest growth in the overall industry. Unfortunately, certain margin pressures that we discussed during the third quarter hampered full year operating income growth."

    Exhibitgroup/Giltspur (Exhibitgroup)

    Exhibitgroup's fourth quarter revenue was $47.1 million, down $4.7 million or 9.1 percent from $51.8 million in the 2003 fourth quarter. Segment operating loss was $1.3 million, down $5.7 million from income of $4.4 million in the 2003 fourth quarter. For the full year, Exhibitgroup's revenue was $178.0 million, down $40.6 million or 18.6 percent from $218.6 million in 2003. Full year segment operating loss was $9.2 million, down $10.3 million from 2003 income of $1.1 million.
    Bohannon said, "The fourth quarter decline was driven by a decrease in construction revenue, primarily in the kiosk line of business. Kiosk new construction volume and margins were both negatively affected by highly competitive pricing situations. At the same time, we did see some stabilization in exhibit construction. The irrational pricing seen earlier this year appears to have abated a little and, while exhibit construction revenue was down in the fourth quarter, the decline was not as pronounced as it was in the third quarter. In fact, Exhibitgroup received some sizable new exhibit orders for the Consumer Electronics Show that were completed prior to year end."
    Bohannon continued, "In addition to the competitive environment in the kiosk business, the decrease in Exhibitgroup's full year results was driven by overall weak demand for new construction and irrational competitive pricing, which resulted in Exhibitgroup walking away from unprofitable business."

    Travel and Recreation Services

    Travel and Recreation Services segment revenue for the 2004 fourth quarter was $6.5 million, up $1.6 million or 31.6 percent compared to $4.9 million in the 2003 fourth quarter. Segment operating loss was $501,000, an improvement of $1.5 million over the 2003 fourth quarter loss of $2.0 million. The fourth quarter is seasonally slow for the Travel and Recreation Services segment, contributing less than 10 percent of its full-year revenue. For the full year, revenue was $67.5 million, up $14.3 million or 26.8 percent compared to $53.2 million in 2003. Segment operating income was $19.8 million, up $9.8 million or nearly twice the 2003 amount of $10.0 million, and segment operating margins increased to 29.3 percent from 18.7 percent in 2003.
    Bohannon said, "The Travel and Recreation Services segment provided over one-third of Viad's total segment operating income and was a key contributor to the company's growth in 2004. The substantial year-over-year improvement in the Travel and Recreation Services segment was due largely to a healthy rebound in visitation to our properties and attractions in the absence of SARS and forest fires, which negatively impacted 2003 results. Brewster and Glacier also benefited from solid execution and cost control which helped to boost margins to their highest level in over 5 years."

    2005 Outlook

    Guidance provided by Viad is subject to change as a variety of factors can affect actual operating results. Those factors are identified in the safe harbor language at the end of this press release. Additionally, this guidance does not include any impact as a result of adopting Statement of Financial Accounting Standards No. 123R, "Share-Based Payment," which is effective for Viad beginning in the third quarter of 2005. This standard requires that all share-based compensation awards be measured at fair value at the date of grant and expensed over their vesting or service periods. The expense upon adoption, which has not yet been determined, will be affected primarily by Viad's historical and new option grants, forfeitures and valuation methodology going forward.

    Full Year 2005

    Full year income per diluted share is expected to be in the range of $1.23 to $1.36, as compared to income from continuing operations before impairment losses of $1.07 per share in 2004. Revenue is expected to increase by a low-single digit rate from the 2004 amount of $785.5 million. Segment operating income is expected to increase by a mid-single digit to mid-teens rate from $53.8 million in 2004. This improvement is expected to be driven mainly by cost reductions and improved margins at Exhibitgroup. Despite negative show rotation of approximately $14 million, GES' revenue is expected to be comparable to or slightly better than 2004, driven mainly by continued growth in the Products and Services group.

    First Quarter 2005

    For the first quarter, Viad's income per diluted share is expected to be in the range of $0.50 to $0.58, as compared to $0.35 per share in the 2004 first quarter. Revenue is expected to increase at a high-single digit to low-double digit rate from the 2004 amount of $207.6 million. Segment operating income is expected to increase by $5 million to $8 million from $16.2 million in 2004. This improvement is expected to be driven mainly by positive show rotation of approximately $17 million at GES as well as modest improvement at Exhibitgroup.
    Implicit within this guidance, are the following segment revenue and operating income expectations.


                                 Segment                Segment
                                 Revenue            Operating Income
                             -----------------    --------------------
                            low-end   high-end     low-end   high-end
                                       ($ in millions)
 GES                         $186  to   $188        $24.9  to  $26.9
 Exhibitgroup                 $40  to    $44        $(1.5) to  $(0.5)
 Travel & Recreation           $4         $4        $(2.1) to  $(1.6)


    Second Quarter 2005

    For the second quarter, income per share is expected to be in the range of $0.54 to $0.60, as compared to $0.42 per share in the 2004 second quarter. Revenue is expected to increase by a high-single digit to low-double digit rate from the 2004 amount of $207.4 million. This improvement is expected to be driven mainly by revenue growth at GES and positive show rotation revenue of approximately $10 million at Exhibitgroup as a European airshow rotates into the second quarter from the third quarter.

    Third Quarter 2005

    For the third quarter, income per share is expected to be in the range of $0.22 to $0.27, as compared to income before impairment losses per share of $0.57 in the 2004 third quarter. Revenue is expected to decrease by 15 to 25 percent from the 2004 amount of $218.6 million. These decreases are expected to be driven mainly by negative show rotation of approximately $34 million at GES and $10 million at Exhibitgroup (from the European airshow).

    Fourth Quarter 2005

    For the fourth quarter, loss per share is expected to be in the range of $0.04 to $0.08, as compared to loss from continuing operations before impairment charges per share of $0.27 in the 2004 fourth quarter. Revenue is expected to increase by a low to mid-single digit rate from the 2004 amount of $152.0 million. This improvement is expected to be driven mainly by cost reductions and improved margins at Exhibitgroup.
    Bohannon said, "Heading into 2005, we are not expecting any significant improvement in the tradeshow industry. We are, however, optimistic that the modest growth in tradeshows we saw in 2004 will continue in 2005. On the exhibitor-side, we expect exhibiting companies will remain focused on ways to reduce their tradeshow costs, including using lighter-weight exhibits and refurbishing existing exhibits rather than building new ones. In this environment, much of our expected year-over-year improvement is dependent upon excellent cost control and capitalizing on new business opportunities at both GES and Exhibitgroup. Our Travel and Recreation Services segment is back on track following a substantial rebound in 2004, and we expect modest growth to resume in 2005. At the corporate-level, we will continue to reduce expenses. And we continue to evaluate strategic acquisition opportunities."
    Bohannon concluded, "2005 will not be without challenges, but no year ever is. We are more optimistic about the industries we serve going into 2005 than we were going into 2004. We have a well-tested and first class team and we are confident in our ability to drive meaningful earnings growth in 2005."

    Conference Call and Web Cast

    Viad Corp will hold a conference call with investors and analysts for a review of fourth quarter 2004 results on Friday, February 4, 2005 at 9 a.m. (EST). To join the live conference call, dial (800) 231-9012, passcode 4399132, or access the webcast through Viad's Web site at www.viad.com. A replay will be available for a limited time at
(888) 203-1112, passcode 4399132, or visit the Viad Web site and link to a replay of the webcast.
    Viad is an S&P SmallCap 600 company. Major subsidiaries include GES Exposition Services of Las Vegas, Exhibitgroup/Giltspur of Chicago, Brewster Transport Company Limited of Banff, Alberta, Canada, and Glacier Park, Inc. of Phoenix. For more information, visit the company's Web site at www.viad.com.

    Forward-Looking Statements

    As provided by the safe harbor provision under the "Private Securities Litigation Reform Act of 1995," Viad cautions readers that, in addition to historical information contained herein, this press release includes certain information, assumptions and discussions that may constitute forward-looking statements. These forward-looking statements are not historical facts, but reflect current estimates, projections, expectations, or trends concerning future growth, operating cash flows, availability of short-term borrowings, consumer demand, new business, investment policies, productivity improvements, ongoing cost reduction efforts, efficiency, competitiveness, tax rates, and the realization of restructuring cost savings. Actual results could differ materially from those projected in the forward-looking statements. Viad's businesses can be affected by a host of risks and uncertainties. Among other things natural disasters, gains and losses of customers, consumer demand patterns, labor relations, purchasing decisions related to customer demand for convention and event services, existing and new competition, industry alliances, consolidation, and growth patterns within the industries in which Viad competes and any deterioration in the economy may individually or in combination impact future results. In addition to factors mentioned elsewhere, economic, competitive, governmental, technological, capital marketplace and other factors, including further terrorist activities or war, could affect the forward-looking statements in this press release. Additional information concerning business and other risk factors that could cause actual results to materially differ from those in the forward-looking statements can be found in Viad's annual and quarterly reports filed with the Securities and Exchange Commission.
    Information about Viad Corp obtained from sources other than the company may be out-of-date or incorrect. Please rely only on company press releases, SEC filings and other information provided by the company, keeping in mind that forward-looking statements speak only as of the date made. Viad undertakes no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect events or circumstances arising after the date as of which the forward-looking statements were made.


                      VIAD CORP AND SUBSIDIARIES
             TABLE ONE - QUARTERLY AND FULL YEAR RESULTS
                             (UNAUDITED)

                   Three months ended              Year ended
                       December 31,               December 31,
               ---------------------------  --------------------------
(000 omitted,
 except per
 share data)      2004      2003      %       2004      2003      %
                --------  -------- -------  --------  -------- -------
Revenues (Note
 A)            $151,983  $143,872     5.6% $785,497  $770,468     2.0%
                ========  ======== =======  ========  ======== =======


Segment
 operating
 income (loss)
 (Note A)      $ (4,792) $    198      NM  $ 53,821  $ 51,216     5.1%
Corporate
 activities and
 minority
 interests       (4,941)   (2,674)  -84.8%  (15,383)  (15,300)   -0.5%
Restructuring
 (charges)
 recoveries,
 net (Note B)        28     3,539   -99.2%   (1,675)    5,015  -133.4%
Impairment
 losses (Note
 C)              (1,291)        -      NM   (88,699)        -      NM
Net interest
 income
 (expense)
 (Note D)           (42)    4,150  -101.0%   (1,042)    1,521  -168.5%
                --------  -------- -------  --------  -------- -------
Income (loss)
 before income
 taxes          (11,038)    5,213      NM   (52,978)   42,452      NM
Income tax
 (expense)
 benefit          4,238    (5,062)     NM    (5,356)  (21,361)   74.9%
                --------  -------- -------  --------  -------- -------
Income (loss)
 from
 continuing
 operations      (6,800)      151      NM   (58,334)   21,091      NM
Income from
 discontinued
 operations
 (Note E)         2,327         -      NM     2,327         -      NM
                --------  -------- -------  --------  -------- -------
Net income
 (loss)        $ (4,473) $    151      NM  $(56,007) $ 21,091      NM
                ========  ======== =======  ========  ======== =======

Diluted income (loss)
 per common share:
 Income (loss)
  from
  continuing
  operations   $  (0.31) $   0.01      NM  $  (2.68) $   0.97      NM
 Income from
  discontinued
  operations       0.10         -      NM      0.10         -      NM
                --------  -------- -------  --------  -------- -------
 Net income
  (loss) per
  share        $  (0.21) $   0.01      NM  $  (2.58) $   0.97      NM
                ========  ======== =======  ========  ======== =======

Basic income
 (loss) per
 common share:
 Income (loss)
  from
  continuing
  operations   $  (0.31) $   0.01      NM  $  (2.68) $   0.98      NM
 Income from
  discontinued
  operations       0.10         -      NM      0.10         -      NM
                --------  -------- -------  --------  -------- -------
 Net income
  (loss) per
  share        $  (0.21) $   0.01      NM  $  (2.58) $   0.98      NM
                ========  ======== =======  ========  ======== =======

Common shares treated as
 outstanding for net
income per
 share
 calculations:

  Average
   outstanding
   shares        21,786    21,596     0.9%   21,741    21,555     0.9%
                ========  ======== =======  ========  ======== =======

  Average
   outstanding
   and
   potentially
  dilutive
   shares        21,786    21,722     0.3%   21,741    21,654     0.4%
                ========  ======== =======  ========  ======== =======

NM = not meaningful




                      VIAD CORP AND SUBSIDIARIES
         TABLE ONE - NOTES TO QUARTERLY AND FULL YEAR RESULTS
                             (UNAUDITED)

(A) Reportable Segments
                                                Three months ended
                                                   December 31,
                                           ---------------------------
(000 omitted)                                 2004      2003        %
                                            --------  -------- -------

Revenues:
 GES Exposition Services                   $ 98,385  $ 87,128    12.9%
 Exhibitgroup/Giltspur                       47,118    51,819    -9.1%
 Travel and Recreation Services               6,480     4,925    31.6%
                                            --------  -------- -------
                                           $151,983  $143,872     5.6%
                                            ========  ======== =======

Segment operating income (loss):
 GES Exposition Services                   $ (2,963) $ (2,185)  -35.6%
 Exhibitgroup/Giltspur                       (1,328)    4,410  -130.1%
 Travel and Recreation Services                (501)   (2,027)   75.3%
                                            --------  -------- -------
                                           $ (4,792) $    198      NM
                                            ========  ======== =======

NM = not meaningful



(A) Reportable Segments
                                              Year ended December 31,
                                           ---------------------------
(000 omitted)                                  2004      2003       %
                                            ---------  -------- ------
Revenues:
 GES Exposition Services                   $ 540,085  $498,714    8.3%
 Exhibitgroup/Giltspur                       177,952   218,551  -18.6%
 Travel and Recreation Services               67,460    53,203   26.8%
                                            ---------  -------- ------
                                           $ 785,497  $770,468    2.0%
                                            =========  ======== ======

Segment operating income (loss):
 GES Exposition Services                   $  43,262  $ 40,171    7.7%
 Exhibitgroup/Giltspur                        (9,208)    1,070     NM
 Travel and Recreation Services               19,767     9,975   98.2%
                                            ---------  -------- ------
                                           $  53,821  $ 51,216    5.1%
                                            =========  ======== ======
NM = not meaningful

(B) Restructuring Charges and Recoveries -- Viad recorded a restructuring charge of $853,000 ($530,000 after-tax) in the second quarter of 2004 primarily related to planned employee reductions. Additionally, in the third quarter of 2004, Viad recorded a restructuring charge of $850,000 ($530,000 after-tax) related to the consolidation of leased office space. In the third quarter of 2001 and fourth quarter of 2002, Viad recorded restructuring charges totaling $66.1 million ($39.9 million after-tax) and $20.5 million ($13.3 million after-tax), respectively, consisting of costs associated with the closure and consolidation of certain facilities, severance and other employee benefits in the GES and Exhibitgroup segments. In 2003, $5.0 million ($3.0 million after- tax) of the reserves associated with the 2001 restructuring were reversed, including $3.5 million ($2.1 million after-tax) in the fourth quarter of 2003. Additionally, in the fourth quarter of 2004, $28,000 of the 2002 reserve was reversed.

(C) Impairment Losses -- In the third quarter of 2004,
Exhibitgroup's operating results were affected by a significant reduction in revenue from new exhibit construction that caused management to reduce its outlook for the full year. As a result of this potential impairment indicator, Viad performed an interim impairment test of the goodwill and intangible trademark asset at Exhibitgroup in connection with the preparation of its third quarter 2004 financial statements. Based on this interim testing, Viad recorded a charge of $80.4 million ($76.6 million after-tax), representing the entire carrying amount of Exhibitgroup's goodwill and a charge of $7.0 million ($4.2 million after-tax) representing management's preliminary estimate of the trademark's impairment. Management finalized the valuation of the trademark during the fourth quarter of 2004 and recorded an additional impairment charge of $1.3 million ($776,000 after-tax), resulting in a remaining trademark book value of $4.6 million.

(D) Net Interest Expense -- In the fourth quarter of 2003, Viad reversed $4.6 million ($2.9 million after-tax) of accrued interest expense related to favorable income tax settlements.

(E) Income from Discontinued Operations -- In the fourth quarter of 2004, Viad recorded income from discontinued operations of $2.3 million. This income related to tax matters associated with previously sold operations, primarily foreign tax settlements.




                      VIAD CORP AND SUBSIDIARIES
     TABLE TWO - INCOME BEFORE IMPAIRMENT LOSSES, ADJUSTED EBITDA
                          AND FREE CASH FLOW
                             (UNAUDITED)

                      Three months ended            Year ended
                          December 31,             December 31,
                  -------------------------- -------------------------
(000 omitted,
 except per share
 data)              2004      2003      %       2004     2003     %
                  -------- --------- ------- --------- -------- ------

Income (loss) from
 continuing
 operations
 before impairment
  losses:
  Income (loss)
   from continuing
   operations     $(6,800)     $151      NM  $(58,334) $21,091     NM
  Impairment
   losses, net of
   tax                776         -      NM    81,607        -     NM
                  -------- --------- ------- --------- -------- ------
  Income (loss)
   from continuing
   operations
  before
   impairment
   losses         $(6,024)     $151      NM   $23,273  $21,091   10.3%
                  ======== ========= ======= ========= ======== ======

Income (loss) from
 continuing
 operations before
 impairment losses
  per common
  share:
  Income (loss)
   from continuing
   operations      $(0.31)    $0.01      NM    $(2.68)   $0.97     NM
  Impairment
   losses, net of
   tax               0.04         -      NM      3.75        -     NM
                  -------- --------- ------- --------- -------- ------
  Income (loss)
   from continuing
   operations
  before
   impairment
   losses per
   common share    $(0.27)    $0.01      NM     $1.07    $0.97   10.3%
                  ======== ========= ======= ========= ======== ======

                      Three months ended             Year ended
                         December 31,               December 31,
                  -------------------------- -------------------------
(000 omitted)        2004      2003        %     2004     2003       %
                  -------- --------- ------- --------- -------- ------

Adjusted EBITDA:
 Net income
  (loss)          $(4,473)     $151      NM  $(56,007) $21,091     NM
 Income from
  discontinued
  operations       (2,327)        -      NM    (2,327)       -     NM
                  -------- --------- ------- --------- -------- ------
 Income (loss)
  from continuing
  operations       (6,800)      151      NM   (58,334)  21,091     NM
 Impairment losses  1,291         -      NM    88,699        -     NM
 Interest expense
  (recoveries)        533    (3,981) -113.4%    2,267   (1,080)    NM
 Income tax
  expense
  (benefit)        (4,238)    5,062   183.7%    5,356   21,361   74.9%
 Depreciation and
  amortization      5,605     4,897   -14.5%   21,800   22,501    3.1%
                  -------- --------- ------- --------- -------- ------
 Adjusted EBITDA  $(3,609)   $6,129  -158.9%  $59,788  $63,873   -6.4%
                  ======== ========= ======= ========= ======== ======

                      Three months ended             Year ended
                         December 31,                December 31,
                  -------------------------- -------------------------
(000 omitted)       2004      2003      %       2004     2003      %
                  -------- --------- ------- --------- -------- ------

Free Cash Flow:
 Net cash provided
  by (used in)
  operating
   activities      $3,922  $(14,922)  126.3%  $35,697  $24,502   45.7%
 Less:
  Capital
   expenditures    (6,108)   (5,498)  -11.1%  (15,374) (15,535)   1.0%
  Dividends paid     (871)        -      NM      (871)       -     NM
                  -------- --------- ------- --------- -------- ------
  Free cash flow  $(3,057) $(20,420)   85.0%  $19,452   $8,967  116.9%
                  ======== ========= ======= ========= ======== ======

NM = not meaningful


    CONTACT: Viad Corp
             Carrie Long, 602-207-2681
             clong@viad.com